Exhibit 10.4

FINANCIAL ADVISORY AND MANAGEMENT SERVICES AGREEMENT

THIS FINANCIAL ADVISORY AND MANAGEMENT SERVICES AGREEMENT (the “Agreement”), dated as of September 30, 2002, is between Cellu Tissue Holdings, Inc., a Delaware corporation (“Cellu Tissue”), and Charterhouse Group International, Inc., a Delaware corporation (the “Consultant”).

BACKGROUND

WHEREAS, the Consultant is engaged in the business of, among other things, providing financial advisory services, management consulting services and transaction services to various companies;

WHEREAS, Cellu Tissue believes it is in its best interests and in the best interests of its stockholders to utilize the financial advisory services, management consulting services and transaction services provided by the Consultant; and

WHEREAS, the Consultant is willing to provide financial advisory services, management consulting services and transaction services to Cellu Tissue and its subsidiaries and affiliates on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.               Services to be Performed.

(a)                                  The Consultant shall, during the term of this Agreement, provide the following financial advisory services, management consulting services and transaction services (collectively, the “Services”) to Cellu Tissue and, if requested by Cellu Tissue: assistance in connection with the preparation of financial budgets, forecasts, cash flow projections and return on investment analysis relating to capital expenditures; services relating to Cellu Tissue’s banking and other financial relationships, including, without limitation, assistance in connection with the financing and refinancing of corporate indebtedness; analysis, from both a financial and operational standpoint, and assistance in connection with Cellu Tissue’s entering into additional business areas, and expanding or consolidating or eliminating existing business operations; services in connection with marketing activities, including the development of marketing plans; and other miscellaneous services primarily of a financial, management and/or marketing nature.  The Services shall be provided by the Consultant from time to time during normal business hours upon the prior request of the Chief Executive Officer of Cellu Tissue.  The Consultant shall be paid, in accordance with Section 2 hereof, regardless of the actual number of hours of Services provided by the Consultant.

(b)                                 The Services to be performed by the Consultant hereunder shall not be required to be performed at any particular place, nor shall the Consultant be required to perform the Services to be performed by it hereunder except during normal business hours.

(c)                                  The persons or affiliates, employees or representatives of the Consultant who shall perform Services shall be designated by the Consultant in its sole discretion.  Cellu Tissue shall not have the right to designate particular persons, affiliates, employees or representatives to perform the Services hereunder.  Cellu Tissue shall not have the right to direct the time and manner for performance of the Services by Consultant affiliates, employees, representatives or persons designated by the Consultant, and such persons shall not become employees of Cellu Tissue or its subsidiaries or affiliates.

(d)                                 It is the mutual intent of the parties that the Consultant shall act strictly in a professional consulting capacity as an independent contractor for all purposes, including without limitation, federal, state and local withholding, employment and payroll tax purposes, and shall not be considered an employee of Cellu Tissue.

2.               Compensation.  For services rendered, Cellu Tissue shall pay the Consultant or its designee a fee in an amount equal to Four Hundred Fifty Thousand Dollars ($450,000.00) per calendar year (the “Fee”).  The Fee shall be due and payable in equal monthly installments on the last business day of each calendar month, or on such other dates as the parties shall otherwise agree.  The Consultant shall be reimbursed for all reasonable out-of-pocket costs incurred in connection with providing Services pursuant to this Agreement.  Reimbursement shall be made against statements presented to Cellu Tissue, in accordance with the Cellu Tissue’s policy in effect from time to time.  As long as the Financing Agreement, dated the date hereof, between Cellu Tissue, The CIT Group/Business Credit, Inc. and the other parties thereto and the Financing Agreement, dated the date hereof, between Cellu Tissue, Ableco Finance LLC and the other parties thereto (collectively, the “Financing Agreements”) are in effect, the Fee shall not accrue or be payable at any time during which a Default (as defined in either such Financing Agreement) or Event of Default (as defined in either such Financing Agreement) shall have occurred and be continuing; provided, however, that once the Financing Agreements are no longer in effect, any amount that would have been payable but for this sentence shall become immediately due and payable together with interest thereon at a rate equal to the highest rate at which term loans accrue interest under the Financing Agreements.

3.               Assignability.  This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Consultant may, with the prior written consent of the Agent (as defined in each of the Financing Agreements) and the Required Lenders (as defined in each of the Financing Agreements), designate any person or one or more of any of its affiliates, with experience in financial and/or management consulting matters, to perform all or a part of the Services and to receive all or any part of the Fee.  The designation of a designee to receive payments under Section 2 hereof shall not be considered an assignment for purposes of this Section 3.

4.               Non-Exclusivity.  The Services to be rendered by the Consultant hereunder are not to be deemed to be exclusive, and the Consultant shall be free to render similar or different services to others.

5.               Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

6.               Entire Agreement; Amendment.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, representations or warranties, whether oral or written, by any officer, employee or representative of any of the parties hereto.  This Agreement may only be amended in writing by a document executed by all of the parties hereto.

7.               Severability.  In the event that any terms or provisions of this Agreement shall for any reason, be held to be illegal, invalid or unenforceable, under the laws, regulations or ordinances of any federal, state or local governmental authority to which this Agreement is subject, such term or provision shall be deemed severed from this Agreement, and the remaining terms and provisions will be unaffected thereby.

8.               Notices.  All notices or other communications required or permitted hereunder shall be in writing, shall be given by hand delivery, U.S. Express Mail (return receipt requested), overnight courier guaranteeing next business day delivery, or facsimile, and shall be deemed duly given when received, addressed as follows:

If to Consultant: Charterhouse Group International, Inc. 535 Madison Avenue New York, NY 10022 Telephone: (212) 584-3200 Facsimile: (212) 750-9704

or to such other person or address as Consultant shall furnish to the other parties in writing.

If to Cellu Tissue: Cellu Tissue Holdings, Inc. 333 East River Drive East Hartford, CT 06108 Attention: Chief Executive Officer Telephone (860) 289-2131 Facsimile: (860) 291-0184

or to such other person or address as Cellu Tissue shall furnish to the other parties in writing.

9.               Term.

(a)                                  This Agreement shall be effective as of the date hereof and shall continue until the Agreement is otherwise terminated.  Upon termination of this Agreement, the Consultant will be entitled to receive all accrued but unpaid Fees and all incurred but unreimbursed expenses, in accordance with Section 2 hereof.

(b)                                 This Agreement may be terminated by either party at any time and for any reason, upon providing to the other party thirty (30) days’ written notice to the other party, provided, however, that for so long as the Financing Agreement shall be in effect the parties may not terminate this Agreement at any time during which a Default (as defined in either such Financing Agreement) or Event of Default (as defined in either such Financing Agreement) shall have occurred and be continuing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

CHARTERHOUSE GROUP INTERNATIONAL, INC.

By:	/s/ Phyllis Haberman
Name: Phyllis Haberman
Title:

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Hugo E. Vivero
	Name:	Hugo E. Vivero
	Title:	Senior Vice President Finance
and Chief Financial Officer